Klaviyo Releases 2023 Black Friday Cyber Monday Data
Data show consumers are buying from brands they love

BOSTON--November 29, 2023--Klaviyo (NYSE: KVYO), the company that powers smarter digital relationships, today announced that over the five days between and including Thanksgiving and Cyber Monday (BFCM), Klaviyo helped brands like Spanx, Good American, and Ouai message over 11 million customers per minute and generate almost $60 million of Klaviyo Attributed Value (KAV)* per hour at peak times.

“It’s no longer just about the five days of Black Friday Cyber Monday. It’s about making every customer interaction count, and building relationships throughout the season,” said Andrew Bialecki, co-founder and CEO of Klaviyo. “It’s simple: when people like a brand, they stick around. 73% of purchases made through Klaviyo last week are from repeat customers – there’s power in building lasting connections. We’re proud that we’re able to help brands connect directly with customers, and use those connections to boost engagement and drive revenue. Klaviyo isn’t just a platform; it's a growth partner, playing a key role in creating impactful customer experiences.”

Black Friday Cyber Monday Trends:
●Repeat Purchases Fuel Growth: Nearly half (47%) of all purchases over BFCM were repeat purchasers—pointing to the increased importance of customer retention and loyalty in BFCM success. 73% of all Klaviyo-driven purchases were repeat purchasers.
●Seamless Scalability: During peak times between Thanksgiving and Cyber Monday 2023, brands using Klaviyo for email, SMS, and mobile push notifications sent over 11.6 million messages per minute and generated nearly $60 million of KAV per hour. The most active marketing hour for Klaviyo customers was 9 a.m to 10 a.m ET on Black Friday, during which over 376 million messages went out to subscribers and customers.
●The Power of Personalization and AI: During BFCM, 616 million messages sent by Klaviyo customers included AI-personalized product recommendations.
●Discounts by the Numbers: The top 3 most common discount percentages were 30%, 20%, and 25%.

“We spend all year acquiring customers and building our list. It's a huge part of our strategy for BFCM, and email is the primary channel we use to communicate with existing customers,” said Cody Plofker, chief marketing officer of Jones Road Beauty.

Despite Black Friday Cyber Monday coming to a close, Klaviyo remains committed to empowering businesses to thrive throughout the entire year.

For a deeper dive into the insights, strategies and success stories from this BFCM season, visit: www.klaviyo.com/blog/2023-bfcm-aftermath-report.

About Klaviyo

Klaviyo (CLAY-vee-oh) powers smarter digital relationships, making it easy for businesses to capture, store, analyze, and predictively use their own data to drive measurable, high-value outcomes. Klaviyo’s modern and intuitive SaaS platform enables business users of any skill level to harness their first-party data from more than 300 integrations to send the right message at the right time across email, SMS, and push notifications. Innovative businesses like Good American, TaylorMade, Skims, Stanley 1913, and more than 135,000 other paying customers leverage Klaviyo to acquire, engage, and retain customers—and grow on their own terms.

Contact

Lacey Berrien
press@klaviyo.com

*We define Klaviyo Attributed Value (KAV) as the amount of revenue our subscription-tier customers generated through orders placed by consumers within a specified period of time after a message is sent using our platform, which in the case of email is five days from when the message is sent (provided the email is opened or clicked), and in the case of SMS is twenty-four hours from when the message is sent. Our calculation of KAV excludes certain orders, such as those placed with customers that do not opt-in to sharing order data with us, and does not net chargebacks or sales refunds. KAV does not represent revenue earned by us and does not directly correlate to our revenue or results of operations. We use KAV as an internal estimate to track the value we drive to customers through our platform.

All data presented here is approximate and is based on various assumptions. All data is unaudited and is subject to adjustment. The methodology underlying the data may vary year on year and prior year results are not directly comparable to current results. All financial figures are in USD.